EXHIBIT 12


                 KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



(Millions of dollars)            2001       2000      1999       1998       1997
                               ------     ------      ----      -----       ----

Income (loss) from
  continuing operations        $  506     $  842      $146      $(345)      $351

Add -
  Provision (benefit) for
    income taxes                  298        457       111       (175)       184
  Interest expense                192        208       190        157        141
  Rental expense
    representative
    of interest factor             13         11        12         12         13
                               ------     ------      ----      -----       ----

  Earnings                     $1,009     $1,518      $459      $(351)      $689
                               ======     ======      ====      =====       ====

Fixed Charges -
  Interest expense             $  192     $  208      $190      $ 157       $141
  Rental expense
    representative
    of interest factor             13         11        12         12         13
  Interest capitalized             33          5         9         28         24
                               ------     ------      ----      -----       ----
        Total fixed charges    $  238     $  224      $211      $ 197       $178
                               ======     ======      ====      =====       ====

Ratio of earnings to
  fixed charges                   4.2        6.8       2.2          -(1)     3.9
                               ======     ======      ====      =====       ====


(1)Earnings were inadequate to cover fixed charges by $548 million in 1998.